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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary             State of Incorporation/Organization
------------------             -----------------------------------

Skechers By Mail, Inc.                       Delaware
Skechers U.S.A., Inc. II                     Delaware
Skechers Collection LLC                      California
Skechers Sport LLC                           California